Exhibit 99.1

MCG Capital Names Edward S. Civera as New Independent Director and Announces the Resignation of Michael A. Pruzan from the Board of Directors

ARLINGTON, VA -- December 14, 2005 -- MCG Capital Corporation (Nasdaq: MCGC) has named Edward S. Civera, as an Independent Director.

Edward S. Civera is a business executive with over 30 years of experience in operations, accounting and finance. He is currently the Chairman of the Board at HealthExtras, Inc., a pharmacy benefit management company, and a member of the board of directors of MedStar Health, a non-profit healthcare organization. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), the last 15 years as both a partner and managing partner focused on financial advisory and auditing services.

"Ed brings to us a wealth of business experience including impressive credentials as an entrepreneur, public company executive and director and healthcare industry business leader," said MCG Founder, Director and CEO Bryan J. Mitchell. "We are thrilled to have him join our Board."

MCG is also announcing the resignation of Michael A. Pruzan from its Board of Directors. Mr. Pruzan has been a member of the Board since 2000 and also served on the MCG Board of Directors from 1998 to 1999.

"We appreciate the contribution that Michael has made to MCG over his many years of service," said Mr. Mitchell.

Mr. Civera's appointment to and Mr. Pruzan's resignation from the MCG Capital Board of Directors are effective as of December 9, 2005.

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused specialized commercial finance company providing financing and advisory services to a variety of growth-oriented small and medium-sized companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

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